Exhibit 99.1

ARGAN, INC.’s WHOLLY OWNED SUBSIDIARY GEMMA POWER SYSTEMS ENTERS INTO AN EPC

AGREEMENT WITH MOXIE PATRIOT LLC FOR A GAS-FIRED POWER PLANT

August 1, 2013 – ROCKVILLE, MD – Argan, Inc. (NYSE MKT: AGX) announced that its wholly owned subsidiary, Gemma Power Systems, LLC (GPS), entered into an EPC Agreement with Moxie Patriot LLC (Moxie Patriot) in connection with the design and construction of an 800 MW gas-fired power plant in Pennsylvania.

Gemma Power, Inc. (GPI), also a wholly owned subsidiary of Argan, has been funding Moxie Patriot in the development of this power plant project. On May 3, 2013, Moxie Patriot entered into a Membership Interests Purchase Agreement with a third party investor who will provide advances for certain preconstruction costs. The consummation of the purchase of Moxie Patriot, as well as the ability of GPS to fully proceed under the EPC Agreement, is contingent upon the third party investor securing permanent financing for the project.

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiaries. These energy plants include traditional natural gas-fired power plants as well as alternative energy facilities including biodiesel, ethanol and renewable energy sources such as wind power. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact: Rainer Bosselmann 301.315.0027	Investor Relations Contact: Arthur Trudel 301.315.9467